Exhibit 99.1

Supplemental Financial Information of The ODP Corporation

	First Quarter 2024	Second Quarter 2024	First Half 2024
Cash flows from operating activities:
Net income (loss)	$15	$(73)	$(58)
Loss from discontinued operations, net of tax	(16)	(69)	(85)

Net income (loss) from continuing operations	31	(4)	27
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25	24	49
Amortization of debt discount and issuance costs	1	—	1
Charges for losses on receivables and inventories	9	3	12
Asset impairments	6	8	14
Loss on disposition of assets, net	—	—	(1)
Compensation expense for share-based payments	9	10	20
Deferred income taxes and deferred tax asset valuation allowances	(8)	(10)	(18)
Changes in working capital and other operating activities	(29)	(32)	(61)

Net cash provided by (used in) operating activities of continuing operations	44	(1)	43
Net cash used in operating activities of discontinued operations	(6)	(10)	(16)

Net cash provided by (used in) operating activities	38	(11)	27

Cash flows from investing activities:
Capital expenditures	(31)	(19)	(50)
Businesses acquired, net of cash acquired	—	—	—
Proceeds from disposition of assets	1	—	1
Other investing activities	—	1	1

Net cash used in investing activities of continuing operations	(30)	(18)	(48)
Net cash used in investing activities of discontinued operations	(4)	(2)	(5)

Net cash used in investing activities	(34)	(20)	(53)

Cash flows from financing activities:
Net payments on long and short-term borrowings	(3)	(3)	(5)
Cash used in extinguishment and modification of debt	—	—	—
Debt retirement	(128)	(112)	(240)
Debt issuance	75	171	246
Share purchases for taxes, net of proceeds from employee share-based transactions	(6)	(9)	(15)
Repurchase of common stock for treasury and advance payment for accelerated share repurchase	(50)	(103)	(153)
Other financing activities	(1)	(5)	(7)

Net cash used in financing activities of continuing operations	(113)	(61)	(174)
Net cash provided by (used in) financing activities of discontinued operations	—	—	—

Net cash used in financing activities	(113)	(61)	(174)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	—	(2)

Net decrease in cash, cash equivalents and restricted cash	(110)	(92)	(202)
Cash, cash equivalents and restricted cash at beginning of period	395	285	395

Cash, cash equivalents and restricted cash at end of period	$285	$193	$193

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.